UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 26, 2018

SOUTHWEST GEORGIA FINANCIAL CORPORATION

(Exact name of Registrant as Specified in its Charter)

Georgia	001-12053	58-1392259
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

201 First Street, S.E.
Moultrie, Georgia	31768
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (229) 985-1120

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act.
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On December 19, 2018, the Southwest Georgia Financial Corporation Board of Directors promoted Ross Dekle and Jud Moritz to Executive Vice President of Southwest Georgia Bank (“the Bank”).

Mr. Dekle began his banking career with the Bank in 2004 in the Management Trainee program and currently serves as Moultrie Region President and Commercial and Agricultural Lender. After graduating from Colquitt County High School in 1999, he attended the Georgia Institute of Technology, graduating in 2004 with a Bachelor’s Degree in Management Science and a Certificate in Finance. He continued his education by attending the Georgia Banking School where he was the graduate of distinction in 2008 and the Graduate School of Banking at Louisiana State University where he graduated in 2011. Mr. Dekle presently serves as the Past Chairman of the Moultrie-Colquitt County Chamber of Commerce, a director for United Way of Colquitt County and is a member of the Moultrie Rotary Club. He, his wife, Kristen, and their two children reside in the Murphy Community and are active members of Pine Grove Baptist Church where Ross also serves as Deacon and Music Minister.

Mr. Moritz began his banking career in 2001. He has served as Valdosta Region President since 2011, and Senior Vice President since December of 2010, when he began his career with the Bank.  Previously, he was employed by Park Avenue Bank in Valdosta, Georgia, for approximately  five years  and Regions Bank for approximately five years.  He attended the University of Georgia where he graduated with a Bachelor’s Degree of Science in Forest Resources.  Mr. Moritz continued his education by attending Georgia Banking School, graduating in 2012. He and his wife, Anna, and their two sons reside in Valdosta, Georgia and attend the First Baptist Church in Valdosta.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOUTHWEST GEORGIA FINANCIAL CORPORATION

BY:	/s/Karen T. Boyd
KAREN T. BOYD
SENIOR VICE PRESIDENT AND TREASURER

Date: December 26, 2018